UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 17, 2014

SAFEWAY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00041	94-3019135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of principal executive offices)	(Zip Code)

(925) 467-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously announced, on March 6, 2014, Safeway Inc. (“Safeway”), AB Acquisition LLC (“AB Acquisition”), Albertson’s Holdings LLC (“Albertsons Holdings”), a subsidiary of AB Acquisition, Albertson’s LLC (“Albertson’s LLC”), a subsidiary of Albertsons Holdings, and Saturn Acquisition Merger Sub, Inc. (“Merger Sub” and together with AB Acquisition, Albertsons Holdings and Albertson’s LLC, “Albertsons”), a subsidiary of Albertsons Holdings, entered into an Agreement and Plan of Merger, which was subsequently amended on April 7, 2014 pursuant to Amendment No. 1 and on June 13, 2014 pursuant to Amendment No. 2 (as amended, the “Merger Agreement”), pursuant to which the parties agreed that, on the terms and subject to the conditions set forth in the Merger Agreement, AB Acquisition will acquire Safeway (the “Merger”).

As also previously announced, on June 13, 2014, Safeway entered into a memorandum of understanding to settle In Re Safeway Inc. Stockholders Litigation, Consol. C.A. 9445-VCL (the “Delaware Action”), which involved litigation brought by alleged stockholders of Safeway in connection with the Merger Agreement and the Merger. As also previously disclosed on July 22, 2014, the plaintiffs in three other lawsuits filed in the Northern District Court of California (the “Federal Court Actions”), which also involved litigation brought by alleged stockholders of Safeway in connection with the Merger Agreement and Merger, reached an agreement with the plaintiffs in the Delaware Action whereby they will participate in the settlement, and the parties in the Federal Court Actions have entered into stipulations staying the Federal Court Actions pending resolution of the Delaware Action.

On September 2, 2014, the plaintiffs in the Delaware Action filed a motion for final approval of the proposed settlement and award of attorneys’ fees and expenses with the Delaware Court of Chancery. On September 17, 2014, the Delaware Court of Chancery approved the settlement, including an award of attorneys’ fees in the amount of $8,950,000 and an expense reimbursement in the amount of $200,000 to plaintiffs’ counsel, entered final judgment and dismissed the case. The settlement will become effective upon, among other things, the closing of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeway Inc.
(Registrant)

Date: September 23, 2014	By:	/s/ Robert A. Gordon
Robert A. Gordon
Senior Vice President, Secretary & General Counsel